Exhibit 2.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Contract”) is made as of this 3rd day of November, 2016 (the “Effective Date”) by and between JANAF SHOPPING CENTER, LLC, a Delaware limited liability company (“JSC”), JANAF SHOPS, LLC, a Virginia limited liability company (“Shops”), JANAF HQ, LLC, a Virginia limited liability company (“JHQ”) and JANAF CROSSINGS, LLC, a Virginia limited liability company (“Crossings”) (collectively and each individually, “Seller”), and WHLR-JANAF, LLC, a Delaware limited liability company, or assigns (the “Purchaser”).
DEFINITIONS

Definitions. As used herein the following terms shall have the following meanings:
A.    Closing Date – "Closing Date" shall mean the date that is on or before the later of (x) fifteen (15) days after the occurrence of the last of the following: (i) each Lender (as defined below) has given its approval of Purchaser's assumption of the respective Loan (as defined below), (ii) each Lender has provided the respective Lender's Consent (as defined below), and (iii) each Lender has advised Seller and Purchaser that all of such Lender's conditions to closing (including, without limitation, all Assumption Documents (as defined below) having been agreed upon and in final form but excluding any conditions that will be satisfied contemporaneously with or are dependent on the occurrence of the Closing, as defined below) of the approval of the assumption of its respective Loan by Purchaser have been satisfied (with respect to each Loan, the "Loan Assumption Approval" and collectively, the "Loan Assumption Approvals"); or (y) thirty (30) days after the last day of the Review Period. Both Seller and Purchaser shall have the right to terminate this Contract if, through no fault of its own, the Closing does not occur within one hundred five (105) days after the Effective Date due to the failure to receive any Loan Assumption Approval, by written notice to the other parties in which event the Earnest Money shall be refunded to Purchaser and none of the parties shall have any further obligations to the others.
B.    ACDE Loan – "ACDE Loan" shall mean that certain loan in the original principal amount of $60,000,000 made by KeyBank, N.A. to JSC and Shops, as evidenced by a promissory note made by JSC and Shops dated June 5, 2013, and having an estimated principal balance, as of October 1, 2016, of $55,586,512.
C.    BJ’s Loan – "BJ’s Loan" shall mean that certain loan in the original principal amount of $5,350,000 made by KeyBank, N.A. to JHQ, as evidenced by a promissory note made by JHQ dated December 31, 2015, and having an estimated principal balance, as of October 1, 2016, of $5,280,726.
D.    Loan – "Loan" shall mean each of the ACDE Loan and the BJ’s Loan, and "Loans" shall mean collectively the ACDE Loan and the BJ’s Loan.

E.    Ground Leases – “Ground Leases” shall mean the five (5) ground leases between the American Heart Association, Inc., as lessor, and the applicable Seller, as tenant, each for a Ground Lease Parcel and each is which is more particularly described on Exhibit A.
F.    Lender – "Lender" shall mean each of (1) the current holder of the ACDE Loan, and any servicers that must approve the assumption of the ACDE Loan (collectively, the "ACDE Lender") and (2) the current holder of the BJ’s Loan, and any servicers that must approve the assumption of the BJ’ Loan (collectively, the "BJ’s Lender"), and "Lenders" shall mean, collectively, the ACDE Lender and the BJ’s Lender.
G.    Earnest Money – One Million Dollars ($1,000,000.00) shall be deposited by Purchaser in escrow with Escrow Agent (as defined below), within two (2) Business Days after the full execution of this Contract (the "Effective Date") (such deposit and any interest earned thereon are hereinafter referred to collectively as the "Earnest Money"). Upon the expiration of the Review Period, the Earnest Money shall become nonrefundable (but otherwise applicable to the Purchase Price), except as otherwise provided herein. If the Earnest Money deposit is not made within the time specified, and such default is not cured within two (2) Business Days after written notice from Sellers of such default, then this Contract shall be terminated and any part of the Earnest Money then held by the Escrow Agent shall be paid to Seller.
H.    Escrow Agent – BB&T Insurance Services, Inc., t/a BridgeTrust Title.
I.    Review Period – "Review Period" shall mean the period commencing on the Effective Date and ending at 5:00 pm (Norfolk, Virginia time) on January 6, 2017.
J.    Property – The term "Property" shall mean the 13 parcels of land and the buildings containing approximately 882,536 square feet of gross leasable area and other improvements thereon (such buildings and improvements being referred to collectively herein as the “Improvements”) currently operated as the shopping center commonly known as "J.A.N.A.F Shopping Yard" located in the northeastern quadrant of the intersection of N. Military Highway and E. Virginia Beach Boulevard in the City of Norfolk, Virginia, and being more particularly described on the attached Exhibit B (Parcels F-1, F-2, F-3 and 2-A described thereon, together with their respective buildings and improvements, being referred to herein as the “Fee Simple Parcels” and Parcels GL-1A, GL-1B, GL-2,GL-3, GL-4, GL-5, GL-6 and GL-7 and Lot 20 described thereon, together with their respective buildings and improvements, being referred to herein as the “Ground Leased Parcels”). The "Parcels" shall mean collectively both the Fee Simple Parcels and the Ground Leased Parcels, and a "Parcel" shall mean any one of them.
K.    Assets – “Assets” means fees simple title to the Fee Simple Parcels and the lessee’s leasehold interest in the Ground Leased Parcels created by the Ground Leases, which, together with all Leases, Service Contracts (provided Purchaser elects to assume same in accordance with this Contract), fixtures, chattels and articles of personal property, if any, owned by Seller and located or placed upon or attached to and used solely in connection with the operation of such Parcels, together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, of the respective Seller in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said Parcels.
L.    Purchase Price – "Purchase Price" shall mean Eighty Seven Million and No/100 Dollars ($87,000,000.00), to be paid in the manner herein described. If, prior to Closing, either party desires to allocate the Purchase Price amongst the Assets (and their respective appurtenances), the parties shall use commercially reasonable efforts to mutually agree to such allocation.
M.    Guarantors – collectively, Ronald N. Weiser and the Ronald N. Weiser Trust, who or which have guaranties some or all of Seller’s obligations under the Loans.
N.    Leases – “Leases” shall mean the leases between the applicable Seller, as landlord, and tenants for occupancy of portions of the Fee Simple Parcels and the subleases between the applicable Seller, as sublandlord, and subtenants for occupancy of portions of the Ground Leased Parcels, and any new leases or subleases hereafter entered into by Seller with respect to the Fee Simple Parcels or the Ground Leased Parcels in accordance with the terms of this Contract.
O.    Seller – the term “Seller” as used in this Contract shall refer both collectively and individually to JSC, Shops, JHQ and Crossings. The parties acknowledge and agree that although the term Seller includes these multiple entities, all representations, warranties and covenants shall be deemed made by each Seller with respect to the portion of the Property it owns and/or ground leases only.
2.    Sale and Purchase of Assets. Subject to the terms and conditions herein, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Assets.
3.    Purchase Price and Terms of Payment; Assumption of Loans.
The Purchase Price shall be paid on the Closing Date in United States dollars as follows:
A.     The Deposit, including all accrued interest shall be paid to Seller at Closing and Purchaser shall be entitled to a credit against the Purchase Price therefor, including any interest accrued on the Deposit.
B.    Assuming the Loan Assumption Approvals have been obtained, Purchaser shall assume at Closing the outstanding principal balance of the Loans and shall acquire the Assets under and subject to the loan documents executed by the applicable Seller in connection with the Loans (for each Loan and collectively for both Loans, the "Loan Documents"), as same may be modified by the Assumption Documents (as hereinafter defined). Upon such assumption of the Loans and the execution of the Assumption Documents and the acceptance thereof by Lenders, Purchaser shall be credited with having paid a part of the Purchase Price an amount equal to the aggregate outstanding principal balance of the Loans on the date of Closing, plus any accrued but unpaid interest as of the Closing Date that will be paid by Purchaser.

C.    The remaining balance of the Purchase Price shall be payable in cash or by wire transfer or other immediately available funds to Seller on the Closing Date.
D.    Each Seller shall make a formal, written request to each Lender for its approval of Purchaser's assumption of its Loan, without any additional obligations whatsoever imposed on Purchaser that are not stated in the Loan Documents and that are not acceptable to Purchaser in its sole discretion, and which shall include a release of Seller and all existing guarantors and/or indemnitors (including the Guarantors)from and after the Closing Date from claims arising out of circumstances first occurring after the Closing Date and all sums due and payable under or in connection with the Loans (each a "Lender's Consent" and collectively, "Lenders’ Consents") within five (5) Business Days after the Effective Date. Within fifteen (15) business days after the Effective Date, Seller (as applicable) and Purchaser shall complete any documents and submit all required submittals that each Lender may require in connection with obtaining such Lender's Consent. Once initial application for the Lender's Consents are made, Purchaser shall thereafter be responsible for the Loan Assumption Approval process. Seller and Purchaser shall use reasonable and diligent good faith efforts to obtain the Lenders’ Consents, including the prompt provision by Purchaser and Seller of all documents and information requested by the Lenders to the extent that Purchaser or Seller, as the case may be, is in possession of the information or documents or have the ability to obtain the information or documents without extraordinary cost or effort. If the Lenders’ Consents are obtained, Purchaser shall execute and deliver all documents, certificates and opinions of counsel that each Lender or its counsel may reasonably require, and that Purchaser has agreed to, in connection with the assumption of the Loans (collectively, for both Loans, the "Assumption Documents") and shall otherwise satisfy (or cause to be satisfied) each Lender's reasonable conditions and requirements for closing on the assumption of its Loan. If the Assumption Documents do not contain representations from the Lender confirming that (1) the Loan is not then in default and (2) the Loan Documents constitute all of the documents setting forth the terms and conditions of the Loan, then the applicable Seller shall use its best efforts to obtain such representations in writing from the Lenders for the benefit of Purchaser.
(i)    Except as otherwise noted herein, any application fees and assumption fees with respect to the assumption of the Loans and any other fees, costs or expenses charged by Lenders relating to the assumption of the Loans by Purchaser or each Lender's approvals thereof, including each Lender's attorneys' fees in connection with any of the foregoing, shall be paid by Purchaser on or before the Closing Date (or at such earlier time as requested by any Lender). At Closing, subject to the terms of this Contract, Purchaser shall assume the outstanding principal balance of the Loans and shall assume all of the liabilities, covenants, agreements and obligations of Seller under the Loan Documents arising from and after the Closing Date.
(ii)    If, as a condition to granting its Lender's Consents, any Lender requires that Purchaser and/or its affiliates (i) assume liability for covenants, representations or warranties of Seller and/or its affiliates applicable to periods prior to the Closing Date (either directly or by requiring Purchaser to re-affirm all of same made by Seller (or its affiliates) when such Loan was originally made), or (ii) indemnify Lender or assume personal liability for claims, losses, etc. based on events or defaults occurring prior to the Closing Date, and the Lender will not waive such conditions specified in (i) or (ii), then at Purchaser's option, Purchaser may either: (A) elect to have

Purchaser and Sellers execute a cross-indemnity agreement pursuant to which (x) Seller and Purchaser will indemnify each other for claims made by any Lender (or any party claiming by or through any Lender) arising from events or defaults during their respective periods of ownership of the Property and (y) Seller shall indemnify Purchaser and its affiliates should they become personally liable for any Loan (either directly or as a guarantor thereof) due to a breach by Seller or any employee or agent of Seller prior to the Closing Date of any "non-recourse" carveouts under such Loan (the "Cross Indemnity Agreement"); or (B) terminate this Contract, in which event the Earnest Money shall be refunded to Purchaser and neither party shall have any further obligation to the other except as otherwise provided herein.
(iii)    Similarly, if as a condition to granting any Lender's Consent, any Lender requires that Purchaser make representations or warranties to the Lender regarding the current state of the Loan as of Loan Assumption Approval date (each a “Loan Rep/Warranty”) and the Lender will not waive such condition, then Purchaser and Seller shall execute an indemnity agreement (same to be included in the Cross Indemnity Agreement where applicable) pursuant to which Sellers will indemnify Purchaser for claims by such Lender relating to a breach of any such Loan Rep/Warranty.
(iv)    Guarantors shall join in any Cross Indemnity Agreement executed by Seller and Purchaser pursuant to this Section 2(D), to indemnify Purchaser thereunder on a joint and several basis with Seller. Any guarantors of the obligations of Purchaser under the Loans shall likewise join in any Cross Indemnity Agreement to indemnify Seller thereunder on a joint and several basis with Purchaser.

4.    Review Period; Inspection.
A.    At all times during the period commencing on the Effective Date and terminating January 6, 2017 (the “Review Period”), Purchaser, its agents, employees, representatives and contractors, at Purchaser’s sole cost and expense, shall have the rights:
(i)    To enter upon the Property at all reasonable times, and after reasonable advance notice to Seller, to perform such tests, inspections and examinations of the Property and as Purchaser deems advisable, including the structural condition of, and all electrical and mechanical systems contained in, the Improvements, and to make investigations with regard to title to the Property and the Assets, environmental matters, matters of survey, flood plain of the Property, utilities availability, zoning and building code and other applicable governmental requirements with regard to the Property and the use thereof. With respect to the foregoing investigations, Purchaser, its agents, employees, representatives and contractors, may enter upon the Property and do all things necessary in connection therewith, subject to the tenants’ or subtenants’ rights of occupancy, and provided they do not adversely affect the Property. Purchaser shall not unreasonably disturb any of the tenants or subtenants while conducting its inspections, tests and studies. Notwithstanding the foregoing or any provision of this Contract to the contrary, Purchaser shall not be entitled to perform any invasive testing or otherwise disturb or damage the physical condition of the Property without the prior written consent of Seller which consent Seller agrees not to unreasonably withhold, condition or delay. Seller shall have the right to have a representative present during any approved invasive testing. Purchaser shall indemnify, defend and hold Seller harmless from and against all cost, loss, damage and expense, including reasonable attorneys’ fees, arising out of Purchaser’s or its agent’s or independent contractor’s negligent actions or willful misconduct in conducting the activities upon the Real Property pursuant to the terms of this paragraph. Purchaser or each of its contractors performing due diligence activities at the Property will maintain at all times during its entry on the Property comprehensive general liability insurance with limits of not less than Two Million Dollars ($2,000,000.00) combined single limit, bodily injury, death and property damage insurance on a per occurrence basis, naming Seller as an additional insured and shall provide evidence of such insurance at least three (3) days prior to initial entry on the Property; and
(ii)    After reasonable advance notice to Seller, to investigate and review any and all books and records relating to the Property, the Assets, and/or the Leases, Service Contracts, tenant and subtenant correspondence, operating statements, warranties, guarantees or bonds, certificates of occupancy, governmental or regulatory licenses and permits, plans and specifications and other items relating to the Property and/or the Assets. Within five (5) days of the Effective Date Seller shall forward or make electronically available to Purchaser true and complete copies of all the items set forth on Exhibit D to the extent that such items are in Seller’s possession or control. At all reasonable times Seller shall make available to Purchaser, its counsel and accountants, all financial and operating data and other books and records pertaining to the Property and/or the Assets under Seller’s control.
B.    Purchaser shall have the right during the Review Period to determine that it is satisfied, in its sole and absolute discretion, with the results of any of the tests, inspections or investigations relating to the Property or the operation thereof, and that the Property is suitable in all respects for Purchaser’s intended purposes or needs. In the event Purchaser does not, prior to the end of the Review Period, notify Seller in writing of the waiver of its right to terminate this Contract pursuant to its review of the items as set forth in this Section 3, this Contract shall automatically terminate without requirement of further action on the part of Purchaser or Seller. In the event of such termination, Purchaser shall immediately return to Seller any documents, plans, studies or other materials related to the Property that were provided by Seller to Purchaser and provide Seller with copies of all reports, studies, surveys, title insurance commitments and other materials related to the Property obtained by Purchaser. If Purchaser is not in default hereunder, the Deposit shall be refunded to Purchaser and neither party shall have any further liability or obligations to the other hereunder provided; however, the indemnity contained in Section 3 (A) herein shall survive.
5.    Title.
A.    Purchaser shall obtain at its cost and expense a current ALTA owner's title commitment for title insurance for the Assets (the "Title Commitment") issued by the Escrow Agent, together with true and complete copies of all exceptions contained therein and Purchaser may obtain, at its cost and expense, an ALTA Survey of the Real Property (the "Survey"). Upon the receipt of the Title Commitment and Survey, Purchaser shall review all such information and shall, on or before the date (the “Title Objections Outside Date”) that is five (5) days prior to the end of the Review Period, furnish a copy of the Title Commitment and Survey, if any, to Seller together with a statement as to which exceptions shown on the Title Commitment and matters on the Survey are unacceptable to Purchaser (the "Title Objection(s)"). If Purchaser fails to deliver such notice of Title Objections to Seller prior to the Title Objections Outside Date, then Purchaser shall be deemed to have found title unacceptable in all respects and this Contract shall be deemed terminated by Purchaser, the Deposit shall be returned to Purchaser and the Seller and Purchaser shall have no further responsibility to each other under this Contract; provided, however, the indemnity contained in Section 3 (A) herein shall survive such termination.
B.    Within five (5) business days of receipt of Purchaser's written notice of Title Objections (the “Seller Election Date"), Seller shall notify Purchaser in writing (the “Seller Response Notice”) of any Title Objections which Seller either refuses to cure or is unable to cure in a manner acceptable to Purchaser. In the absence of such notice from Seller to Purchaser, Seller shall be deemed to have elected not to satisfy, correct or cure any Title Objections.
C.    In the event Seller notifies Purchaser or is deemed to have notified Purchaser on or before the Seller Election Date of its election to refuse to cure or its inability to cure in a manner acceptable to Purchaser all of the Title Objections of which Seller is notified by Purchaser, then Purchaser shall by written notice to Seller within five (5) business days after the earlier of (i) the date of Purchaser’s receipt of the Seller Response Notice, or (ii) the Seller Election Date, elect one of the following:
(i)    To waive such Title Objection(s) and to close the transaction in accordance with the terms of this Contract; or
(ii)    To terminate this Contract by notice to Seller, in which case the Deposit shall be refunded to Purchaser and neither party shall have any further liability or obligations to the other hereunder; provided, however, the indemnity contained in Section 3 (A) herein shall survive such termination. If Purchaser fails to deliver such notice to Seller when required, then Purchaser shall be deemed to have found title to the Real Property unacceptable in all respects and this Contract shall be deemed terminated by Purchaser, the Deposit shall be returned to Purchaser and the Seller and Purchaser shall have no further responsibility to each other under this Contract provided, however, the indemnity contained in Section 3 (A) herein shall survive such termination.
D.    "Permitted Exceptions" shall mean all exceptions shown on the Title Commitment and matters noted on the Survey other than the Title Objections which Seller agrees to cure pursuant to this Section 4.
E.    Notwithstanding any contrary provision in this Contract, on the Closing Date, as defined below, title to the Assets shall be good and marketable, and except for the Permitted Exceptions, free and clear of: (i) all mortgages or deeds of trust other than those securing the Loans, (ii) liens, (iii) encumbrances, (iv) all parties in possession other than the tenants under the Leases, (v) security interests, (vi) restrictions, (vii) rights-of-way, (viii) easements and (ix) encroachments. Further, notwithstanding anything in this Contract to the contrary, and notwithstanding any notice of Title Objections delivered hereunder or not delivered hereunder, Seller shall cause all mortgages and deeds of trust (other than those securing the Loans) which encumber the Assets and all judgments and liens which encumber the Property to be to be satisfied, vacated or released from the Assets (or cause the Title Company to insure over same) on or prior to Closing and Seller shall take all actions necessary to satisfy all such matters and/or Seller shall cause the Title Company to insure title to the Assets as vested in Purchaser without any exception for such matters.
6.    Seller’s Representations and Warranties. Seller warrants and represents to Purchaser as follows, which warranties and representations shall be deemed made on the Effective Date:
A.    One or more Sellers is the fee simple owner of the Fee Simple Parcels and is the lessee of the Ground Leased Parcels pursuant to the Ground Leases. To the best knowledge of Seller, there are no title conditions adversely affecting title insurability of the Assets.
B.    Each Seller is a validly existing limited liability company formed and in good standing in the State of Delaware or Virginia, as applicable, authorized to do business in the State of Virginia and has the authority to enter into and perform its obligations under this Contract. The person executing this Contract on behalf of Seller has been authorized to do so.
C.    The execution and delivery of this Contract do not, and the consummation of the transaction contemplated hereby will not in any material respect require any approval, consent, authorization or order of, or filing with, any private party or any governmental agency or body, except for the consent of the Lenders with respect to Purchaser’s assumption of the Loans, or violate any law, rule or regulation or any order, arbitration award, judgment or decree to which Seller is a party or by which the Seller or any of the Property is bound.
D.    The Property and/or the Assets are not subject to any option contract, first right of refusal or any other sales contract, or to any leases or other occupancy agreements other than the Leases.
E.    Seller has no knowledge of, and has received no written notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, any applicable environmental laws or regulations. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Property or any portion thereof or relating to or arising out of the ownership of the Assets, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality that would materially and adversely affect the Property or Seller’s ability to perform its obligations under this Agreement.
F.    The Seller has not received from any governmental authority any written notice of, and the Seller presently has no knowledge of, pending or contemplated condemnation proceedings affecting the Property.
G.    Seller has not received any written notice from any insurance company or any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies with respect to, or requesting the performance of any repairs, alterations or other work to, the Property.
H.    To the best of Seller’s knowledge, the Property is not (and has not been) in violation of any applicable environmental law, including without limitation those listed below in this paragraph. Further to the best of Seller’s knowledge, the Property is not now, nor has it at any time during Seller’s ownership thereof been, used for the manufacture, processing, distribution, use, treatment, storage, disposal, placement, transport or handling of toxic materials, hazardous wastes or hazardous substances (as those terms are defined in the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.) or the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), oils, petroleum-derived compounds, or pesticides, all of which are hereinafter referred to as “Hazardous Materials”) except for incidental use, the handling of petroleum products and presence of underground storage tanks in connection with gasoline fueling facilities now or formerly located on the Property and as otherwise disclosed in the existing environmental site assessments delivered to Purchaser pursuant to this Contract (“Environmental Disclosures”). In addition, to the best of Seller’s knowledge, except for the Environmental Disclosures, no (i) underground storage tanks, (ii) asbestos (either commercially processed or excavated raw materials), (iii) electrical transformers, fluorescent light fixtures with ballast, or other items or equipment containing polychlorinated biphenyls, or (iv) other Hazardous Materials are present on the Property except as previously disclosed in writing to Purchaser by Seller (including the Environmental Disclosures). Seller has not received any written notice from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Property or suggesting they might look to Seller for contribution to clean up or remediate such condition. Notwithstanding anything to the contrary herein, the effect of the representations made in this subparagraph shall not be diminished or deemed to be waived by any inspections, tests or investigations made by Purchaser or its agents unless Purchaser elects to proceed with closing with knowledge of any conditions revealed by Purchaser’s inspections, test or investigations.
I.    To the best of Seller’s knowledge, no assessments or charges for any public improvements have been made against the Property which remains unpaid. To the best of Seller’s knowledge, no improvements to the Property or any roads or facilities abutting the Property have been made or ordered for which a lien, assessment or charge can be filed or made.
J.    Exhibit C is a rent roll for the Property which, among other things, lists all (i) Leases and all amendments in effect on the Effective Date and (ii) guaranties with respect to the Leases in effect on the Effective Date (the “Guaranties”). Except as disclosed on Exhibit C, to the best of Seller’s knowledge, each of the Leases and Guaranties is valid and subsisting and in full force and effect, has not been further amended, modified or supplemented and the tenant thereunder is in actual possession in the normal course and the tenant is not in default thereunder. Except as disclosed on Exhibit C, to the best of Seller’s knowledge, no tenant has asserted any claim of which Seller has written notice which would in any way affect the collection of rent from such tenant and no written notice of default or breach on the part of the landlord under any of the Leases has been received by Seller or its agents from the tenant thereunder. All improvements, landlord work, painting, repairs, alterations and other work required to be performed thereunder, have been or will, be fully performed and paid for in full prior to Closing except as disclosed as Exhibit C.
K.    The rents set forth in Exhibit C are the actual rents, income and charges presently being collected by Seller. Except as set forth as Exhibit C, no tenant under any of the Leases is entitled to any concessions, allowances, rebates or refunds or has prepaid any rents or other charges. None of the Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered, except in connection with the Loans. No security deposits have been paid by any tenants which have not heretofore been returned, except as set forth in Exhibit C hereto, if any.
L.    Following Closing, no brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Leases or any extensions or renewals thereof except as disclosed on Exhibit E and except for any brokerage or leasing commissions or similar fees that may be due in connection with any New Leases, including the Pre-Approved Leases (as such terms are defined below). Attached hereto as Exhibit E is a list of all existing listing or brokerage agreements with respect to the Property under which a commission or other consideration has been earned but not been paid or under which there is potential for a commission or other compensation to be earned in the future.
M.    All documents provided to Purchaser by Seller, including without limitation the items provided pursuant to Section 4 (A) (ii) herein, are true, accurate, and complete copies thereof. Seller represents that all financial reports prepared by Seller or its management company and delivered by Seller to Purchaser pursuant to Section 4(A)(ii) fairly represent the financial condition and performance of the Property.
N.    Seller is not a debtor in any bankruptcy or other insolvency proceeding.
O.    All amounts due and payable by Seller (if any), under any operating and reciprocal easement agreements affecting the Property have been paid and Seller has not received written notice of default under any such agreements which has not been cured. To the best of Seller’s knowledge, there are no parties subject to such agreements which are in default under any of such agreements.
P.    Attached hereto as Exhibit F is a list of all contracts and agreements to which Seller is a party (other than the Leases and listing or brokerage agreements) relating to the upkeep, repair, maintenance, or operations of the Property or any portion thereof (the “Service Contracts”).
Q.    The Ground Leases (or a memorandum of each of the Ground Lease) have been duly recorded. There have not been amendments or modifications to the terms of any of the Ground Leases since recordation of such Ground Lease (or a memorandum thereof), with the exception of written instruments which have also been recorded.
R.    As of the date hereof, each of the Ground Leases is in full force and effect and (to Seller’s knowledge) no material default has occurred under any of the Ground Leases that is continuing and there is no existing condition which, but for the passage of time or the giving of notice, could result in a material default under the terms of any of the Ground Leases.
7.    Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller as follows:
A.    This Contract is validly executed and delivered by Purchaser and the performance by Purchaser hereunder does not violate (i) any agreement or contract to which Purchaser is a party or (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Purchaser is subject.
B.    The execution of this Contract by Purchaser has been properly authorized and is the binding obligation of Purchaser.
C.
D.    Purchaser’s investment committee has approved the Purchaser’s purchase of the Property in accordance with the terms of this Contract.
8.    Seller’s Covenants. Seller covenants and agrees that between the Effective Date and the Closing:
A.    Seller will not (i) mortgage, pledge or subject the Property or any part thereof to an unbonded lien or other encumbrance, (ii) voluntarily permit any mechanic’s or materialmen’s lien to attach against the Property, (iii) execute or cause or permit to be placed of record any document affecting title to any portion of the Property or the Assets, or (iv) enter into, or subject any portion of the Property or the Assets to, any option contract, sales contract, or any other agreement, pursuant to which any party shall have any right to purchase any portion of the Property or the Assets.
B.    Seller will not sell or otherwise dispose of or remove any fixtures, mechanical equipment or any other item included within the Property without Purchaser’s consent, which Purchaser agrees not to unreasonably withhold, delay or condition.
C.    Seller will not do any act without the prior written consent of Purchaser which will materially adversely affect the warranties, guarantees, bonds and other items delivered to Purchaser as specified in Section 3(A) herein.
D.    Seller will comply with each and every material undertaking, covenant and obligation of the landlord under the Leases and of the lessee under the Ground Lease.
E.    Seller will maintain or cause to be maintained the Property, including all plumbing, heating, ventilating, air conditioning and other mechanical and electrical systems contained in the Improvements, in good order and repair, reasonable wear and tear excepted.
F.    Seller will pay or cause to be paid all debts, taxes, fees, assessments, commissions, and other obligations related to the use and ownership of the Property up to the date of Closing, except for those items for which proration is agreed upon in accordance with the provisions of Section 10 herein.
G.    Seller will: (i) manage and operate the Property only in the ordinary and usual manner (ii) maintain in full force and effect until the Closing Date all insurance policies currently in effect; (iii) deliver the Property on the Closing Date in substantially the same condition it is in on the date of this Contract, reasonable wear and tear excepted (subject to the provisions of Sections 13 and 17); (iv) give prompt written notice to Purchaser, by overnight delivery from a recognized national carrier, electronic mail and facsimile of any fire or other casualty affecting the Property after the Effective Date; and (v) deliver to Purchaser, promptly after receipt by Seller, copies of all notices of violation issued by governmental authorities with respect to the Property received by Seller after the Effective Date.
H.    Seller will perform all of Seller’s obligations under the Loan Documents and not (a) commit or allow any act or omission, directly or indirectly, which would then or with the passage of time create a default under any of the Loan Documents, or (b) amend or modify the Loan Documents.
I.    Except for the Assumed Service Contracts designated on Exhibit F to this Contract (which Purchaser agrees to assume at Closing), Seller will give notice of termination to be effective at Closing with regard to any Service Contract or fee arrangement between Seller and any other party for or in connection with the Property and all payments due thereunder will be paid in full by Seller prior to Closing and Seller shall hold Purchaser harmless from any claims thereunder, unless Purchaser, at its sole option, assumes any such Service Contract in writing. Seller further warrants and represents that all such Service Contracts (other than the Assumed Service Contracts)shall be terminated effective as of Closing, unless otherwise assumed by Purchaser as noted above, and that Seller shall provide to Purchaser at Closing written evidence of termination of each such Service Contracts, contracts or acknowledgement by the other party to any such contracts or agreements.
9.    Conditions.
A.    In addition to Purchaser’s absolute right to terminate this Contract for any reason at any time during the Review Period, the obligation of Purchaser under this Contract to purchase the Assets from Seller is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which conditions may be waived in whole or in part by Purchaser by written waiver at or prior to the Closing Date:
(i).Title to the Assets shall be good and marketable as required herein, free and clear of all liens and encumbrances and subject to no exceptions other than the Permitted Exceptions (which shall include the deeds of trust securing the Loans to be assumed by Purchaser), and the Escrow Agent shall be prepared to issue an owner’s title insurance policy pursuant to the Title Commitment insuring the title to the Assets subject only to the Permitted Exceptions in the amount of the Purchase Price and with such endorsements as Purchaser shall reasonably require.

(ii).Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Contract to be performed by, observed and complied with on its part either on or prior to the Closing Date.
(iii).All of Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date without regard for any qualification based on Seller’s knowledge (subject to qualification for matters discovered by Purchaser prior to the end of the Review Period).
(iv).The physical condition of the Property shall not have materially changed since the Effective Date.
(v).All tenants of the Leases shall be occupying the Property and operating its business at the Property and the total rents in default under the Leases shall not exceed $350,000.00, exclusive of non-occupancy and payment defaults disclosed on Exhibit C to the Contract.
(vi).Purchaser shall have obtained the written approval of the Lender of Purchaser’s assumption of the Loans and the Assumption documents in form and substance (including fees or other costs charged by the Lender) acceptable to Purchaser in its reasonable discretion (with Purchaser agreeing that all existing terms of the Loans are acceptable to Purchaser). Any conditions to the Lender’s approval of Purchaser’s assumption of the Loans shall have been satisfied (Purchaser and Seller agreeing to use commercially reasonable efforts to satisfy such conditions to the Lender’s approval).
(vii).In the event Purchaser shall discover Hazardous Materials, toxic substances, tanks or other unsatisfactory (in Purchaser’s sole discretion) environmental conditions in violation of laws relating to Hazardous Materials (“Environmental Laws”) on or about the Property, or that require reporting to any governmental authority under Environmental Laws, at any time prior to Closing, Purchaser shall have the right to terminate this Contract upon written notice thereof to Seller, whereupon Escrow Agent shall return the Deposit to Purchaser together with all interest thereon.
(viii).Seller shall have delivered to Purchaser, prior to Closing, duly executed originals of estoppel certificates (the “Estoppel Certificates”) from Shoe Carnival, K&G Mensmart, Northern Tool, Panera, Navy Federal CU, TJ Maxx, PetCo, Office Max, CitiTrends, Dollar Tree, Wawa, Applebee’s, Urban Edge, US Gov’t DAC, USPS and Sentara (the “Key Tenants”) and from other tenants under the Leases representing at least eighty percent (80%) of leased area of the Property, exclusive of the area of the Property leased to the Key Tenants in the form attached hereto as Exhibit G or upon any similar form required by the Lenders; provided, however, that if a form of estoppel certificate is attached to or otherwise prescribed in an applicable Lease or required by the applicable Tenant (in accordance with a right to do so set forth in its Lease), then such form shall be deemed to be acceptable to Purchaser. Each of the required Estoppel Certificates shall (a) be executed by the tenant on the required form without modification, (b) be dated no more than forty-five (45) days before Closing, (c) confirm the economic terms of the lease as described on the attached rent roll, (d) state no claim of offset by the tenant, (e) not claim any breach or default by Seller under the Leases and not claim any circumstance which would with the giving of notice or passing of time be a breach or default by Seller under any Lease within the aforesaid time period (including Landlord’s failure to make repairs). Seller shall have requested that each Guarantor of a Lease with a Key Tenant execute a Guarantee Estoppel in the form attached hereto as Exhibit H.
(ix).Seller shall have delivered to Purchaser, prior to Closing, a ground lessor estoppel (the “Ground Lessor Estoppels”) in the form of Exhibit J or similar form required by the ground lessor and approved by Purchaser in its reasonable discretion.
(x).Seller shall have entered into a binding lease (the “Ashley Stewart Lease”) with Ashley Stewart, Inc. (“Ashley Stewart”) substantially in accordance with the terms of the letter of intent attached as Exhibit K-1 (without any reduction in the length of term or rental amount payable by the tenant and without any unilateral right of Ashley Stewart to terminate the lease prior to the commencement of its term) and such lease has been approved by Purchaser. In lieu of a lease with Ashley Stewart, Seller can satisfy the requirements of this Section 9.A.(x) by entering into equivalent leases of space that is vacant as of the date of this Agreement covering approximately the same or greater square footage leased to one or more tenants with a reasonably equivalent credit rating to Ashley Stewart and greater than or equal to rents and term as provided for the Ashley Stewart Lease, in which event such lease(s) shall be considered the “Ashley Stewart Lease” for purposes of this Section 9 and the tenant(s) thereunder considered “Ashley Stewart” for purposes of this Section 9. The Ashley Stewart Lease shall not permit any use that would violate the terms of an existing Lease. Purchaser agrees not to unreasonably withhold its consent to the Ashley Stewart Lease. Seller agrees to pay the leasing commissions, tenant improvement allowances, tenant improvement costs and any other direct tenant inducements to be paid under the Lease (collectively “Leasing Costs”) associated with the Ashley Stewart Lease. Seller covenants and agrees that any Leasing Costs with respect to the Ashley Stewart Lease that have not been paid by Seller prior to Closing shall be escrowed at Closing using Purchase Price proceeds. On request by Purchaser or the ACDE Lender, Seller shall use commercially reasonable efforts to obtain an estoppel, in the manner set forth in Section 9.A. (viii) above, from Ashley Stewart, with receipt thereof not to be a condition precedent to Closing unless required by any Lender as a condition of its Loan Assumption Approval.
(xi).Seller shall have entered into a binding lease (the “Aldi Lease”) with Aldi, Inc (“Aldi”) substantially in accordance with the terms of the letter of intent attached as Exhibit K-2 (without any reduction in the length of term or rental amount payable by the tenant) and such lease has been approved by Purchaser and the ACDE Lender and shall have satisfied the other “Aldi Conditions” (defined below). The Aldi Lease shall not permit any use that would violate the terms of an existing Lease. Purchaser agrees not to unreasonably withhold its consent to the Aldi Lease. Seller agrees to pay the Leasing Costs associated with the Aldi Lease. Seller covenants and agrees that any Leasing Costs with respect to the Aldi Lease that have not been paid by Seller prior to Closing shall be escrowed at Closing using Purchase Price proceeds. On request by Purchaser or the ACDE Lender, Seller shall use commercially reasonable efforts to obtain an estoppel, in the manner set forth in Section 9.A. (viii) above, from Aldi, with receipt thereof not to be a condition precedent to Closing unless required by any Lender as a condition of its Loan Assumption Approval. In addition to the execution of the Aldi Lease, the “Aldi Conditions”

shall mean and include: (A) all termination rights exercisable by Aldi prior to its obligation to commence the payment of rent shall have expired without exercise by Aldi or shall have been waived by Aldi and (B) the lease with the tenant currently occupying the land to be the subject of the Aldi Lease, Old Towne Super Buffet (“Old Towne”), has been terminated and such tenant has surrendered possession of such land, or the lease with Old Towne has been amended or other agreement executed with Old Towne, on terms satisfactory to Purchaser, to provide that Seller has the right to terminate such lease by a date, in Purchaser’s reasonable judgment, that will permit the landlord under the Aldi Lease to deliver possession of the land in accordance with the terms of the Aldi Lease, allowing a reasonable time to evict Old Towne by judicial process if it does not surrender possession of the land when obligated to do so.
(xii).In the event that, as of the Closing Date, either the Ashley Stewart Lease has not been fully executed or all of the Aldi Conditions have not been satisfied, then the fact that either such condition has not been satisfied shall not be the basis for Seller or Purchaser to refuse to close on the sale and purchase of the Property, but Seller and Purchaser shall enter into an escrow agreement (the “Escrow Agreement”) with the Escrow Agent as provided below. The Escrow Agreement will provide that Seller will fund an escrow account to be held by the Escrow Agent in the amount of $1,350,000 if the Aldi Conditions have not been satisfied, and in the amount of $866,833.57 in the Ashley Stewart Lease has not been executed (a total of $2,216,833.57 if both have not been satisfied). If the Aldi Lease has not been fully executed prior to the Closing Date, Seller shall have a period of 90 days following the Closing Date (the “Aldi Execution Period”) within which to obtain the fully executed Aldi Lease and if the Ashley Stewart Lease has not been signed prior to the Closing Date, Seller shall have a period of 90 days after the Closing Date (the “A.S. Execution Period”) to obtain the fully executed Ashley Stewart Lease (in both cases, in accordance with the provisions set forth above), and in each case, to give written evidence thereof to Purchaser. If Seller obtains the fully executed Aldi Lease prior to the end of the Aldi Execution Period then Seller shall have an additional period of one hundred thirty five (135) days commencing on the date of the complete execution of the Aldi Lease (the “Aldi Contingency Period”) within which to satisfy the other Aldi Conditions and to notify Purchaser thereof. The “Aldi Contingency Period” will automatically be extended for up to four (4) periods of thirty (30) days each if Aldi’s applications for governmental permits and approvals are pending and being pursued by Aldi. If Seller obtains the fully executed Aldi Lease prior to the end of the Aldi Execution Period and satisfies all of the Aldi Conditions and notifies Purchaser thereof prior to the end of the Aldi Contingency Period (as it may be extended), then Seller shall be entitled to receive from the Escrow Agent a disbursement in the amount of $1,350,000, minus the amount of any Leasing Costs with respect to the Aldi Lease which have not been paid by Seller which amount shall continue to be held in escrow as provided above until Seller provides evidence that all of those costs have been paid (or, at Seller’s option, released to Purchaser to pay such Leasing Costs when they become due). If Seller fails to obtain the execution of the Aldi Lease within the Aldi Execution Period or to satisfy all of the Aldi Conditions within the Aldi Contingency Period (as it may be extended), then Purchaser shall be entitled to receive from the Escrow Agent a disbursement in the amount of $1,350,000 and Seller shall have no obligation to satisfy any of the Aldi Conditions. If Seller obtains the execution of the Ashley Stewart Lease and notifies Purchaser thereof within the A.S. Execution Period, then Seller shall be entitled to receive from the Escrow Agent a disbursement in the amount of $866,833.57, minus the amount of any Leasing Costs which have not been paid by Seller with respect to the

Ashley Stewart Lease which amount shall continue to be held in escrow as provided above until Seller provides evidence that all of those costs have been paid (or, at Seller’s option, released to Purchaser to pay such Leasing Costs when they become due). If Seller fails to obtain the execution of the Ashley Stewart Lease and notify Purchaser thereof within the A.S. Execution Period, Purchaser shall be entitled to receive from the Escrow Agent a disbursement in the amount of $866,833.57 and Seller shall have no obligation to execute the Ashley Stewart Lease.
In the event any of the foregoing conditions to the Closing are not satisfied or waived in writing by Purchaser as of the Closing Date, then Purchaser may either (i) extend the date for Closing for a maximum of thirty (30) days until such conditions are satisfied, or (ii) terminate this Contract and have the Deposit refunded together with accrued interest or (iii) waive in writing the satisfaction of any such conditions, in which event this Contract shall be read as if such conditions no longer existed; provided, however that, if such failure of condition also constitutes or is accompanied by a default by Seller hereunder, Purchaser shall have all rights and remedies as set forth in Section 13 herein. If Purchaser has extended the date for Closing for a maximum of thirty (30) days and the condition(s) are still not satisfied as of the extended date for Closing, then Purchaser may (i) waive in writing the satisfaction of any such conditions, in which event this Contract shall be read as if such conditions no longer existed or (ii) terminate this Contract and have the Deposit refunded together with accrued interest; provided, however, that if such failure of condition also constitutes or is accompanied by a default by Seller hereunder, Purchaser shall have all rights and remedies as set forth in Section 13 herein.
B.    The obligation of Seller under this Contract to sell the Assets to Purchaser is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which conditions may be waived in whole or in part by Seller by written waiver at or prior to the Closing Date:
(i)    Seller shall have received the Lender Consent from each Lender under each Loan providing for the full release of Seller and all Guarantors from any and all liability under the Loans from and after the Closing Date.
10.    Closing.
A.    Unless this Contract is terminated by Purchaser or Seller as herein provided, the closing hereunder (the “Closing”) shall be conducted in escrow by the Escrow Agent on or before the Closing Date.
B.    At Closing, in addition to any other documents required to be delivered under the terms of this Contract, Seller shall deliver or cause to be delivered to Purchaser the following, copies of which shall be delivered to Purchaser five (5) days prior to Closing for its review and approval:
(i)    A special warranty deed (the “Deed”), duly executed and acknowledged by Seller and in proper form for recordation, conveying good, marketable fee simple title to the Real Property, free and clear of all liens and encumbrances, other than the Permitted Exceptions. If requested by Purchaser, a quitclaim deed, duly executed and acknowledged by Seller and in proper form for recordation, which quitclaim deed shall describe the Real Property by reference to the Survey obtained by Purchaser.
(ii)    A bill of sale with warranty of ownership or assignment of lease, as the case may be, of all of the personal property which is a part of the Assets, duly executed and acknowledged by Seller.
(iii)    The originals (or certified copies) of the Leases and Guarantees thereof, together with a valid assignment (the “Lease Assignment”), duly executed by Seller, assigning to Purchaser all of the rights of landlord in and to the Leases and Guarantees thereof, free and clear of all assignments, pledges or hypothecations thereof (except to the Lenders), which assignment shall include Seller’s indemnity for all matters arising or asserted due to events or occurrences arising on or before the Closing Date, and Purchaser’s indemnity for such matters arising after the Closing Date.
(iv)    The originals (or certified copies) of the Ground Leases together with a valid assignment (the “Ground Lease Assignments”) to Purchaser of each of them, in recordable form, duly executed by Seller assigning to Purchaser all of the ground lessee’s rights under such Ground Lease, free and clear of all assignments, pledges or hypothecations thereof (except in connection with the Loans) which assignment shall include Seller’s indemnity for all matters arising or asserted due to events or circumstances arising on or before the Closing Date, and Purchaser’s indemnity for such matters arising after the Closing Date.
(v)    Notices to the tenants under the Leases in the form prepared by Purchaser and in conformity with the requirements of the Leases, duly executed and acknowledged by Seller, advising the tenants of the sale of the Property to Purchaser and directing that rent and other payments thereafter be sent to Purchaser (or its agent) at the address provided by Purchaser.
(vi)    Notices to the lessors under the Ground Leases in the form prepared by Purchaser and in conformity with the requirements of the Ground Leases, duly executed and acknowledged by Seller, advising the lessors of the assignment of the Ground Leases to Purchaser and Purchaser’s notice address.
(vii)    A valid assignment, duly executed and acknowledged by Seller, assigning to Purchaser all of Seller’s interest in and to guarantees, warranties and bonds and other assets comprising the Assets, together with the original of each such guaranty, warranty, bonds and other related documents.
(viii)    To the extent they are in Seller’s possession or control, originals of all certificates of occupancy, licenses, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions).
(ix)    To the extent they are in Seller’s possession or control, a complete set of the final working drawings, engineering plans, utilities lay-out plans, topographical plans and the like used in the construction of the Improvements.

(x)    Such affidavits or letters of indemnity, duly executed and acknowledged by Seller, as the Escrow Agent shall reasonably require in order to issue policies of title insurance free of any exceptions for unfiled mechanics, materialmen’s or similar liens, gap coverage and parties in possession (other than the tenants under the Leases).
(xi)    A certificate of non-foreign status as required by Section 1445 of the Internal Revenue Code, duly executed by Seller.
(xii)    All keys, codes, or other security devices used in connection with the operation of the Property.
(xiii)    Seller’s certificate, duly executed by Seller, by which Seller shall certify that its representations and warranties are true and correct in all material respects as of the Closing Date.
(xiv)    Any other documents reasonably requested by Purchaser or     Escrow Agent in order to consummate the transaction contemplated by this Contract.
(xv)    The Cross Indemnity Agreement, if any, required to be delivered by Seller and the Grantors in accordance with Section 2(D)(ii) hereof.
(xvi)    A closing statement executed by Seller.
C.    At Closing, in addition to any other documents required to be delivered under the terms of this Contract, Purchaser shall deliver or cause to be delivered the following:
(i)    Cash, wire transfer or other immediately available funds payable to Seller in the amount of the funds at Closing, as specified in Section 3 herein.
(ii)    A bill of sale with warranty of ownership or assignment of lease, as the case may be, of all of the Additional Property, duly executed and acknowledged by Purchaser.
(iii)    The Lease Assignment, duly executed by Purchaser to assume the obligations of Seller under the Leases from and after the Closing Date.
(iv)    The Ground Lease Assignments duly executed by Purchaser to assume the obligations of Seller under the Ground Leases from and after the Closing Date.
(v)    A valid assignment, duly executed and acknowledged by Purchaser, assigning to Purchaser all of Seller’s interest in and to guarantees, warranties and bonds and other assets comprising the Property, together with any available originals of each and any such guaranty, warranty, bonds and other related documents.
(vi)    A closing statement executed by Purchaser.

11.    Adjustments.

The following shall be adjusted between Seller and Purchaser and shall be prorated on a per diem basis as of the Closing Date, except as noted below:
A.    All rents and other payments and obligations pursuant to the Leases with Seller being entitled to rent and other payments for the period to and including the day prior to the Closing Date and Purchaser being entitled to rent and other payments for the period from and after the Closing Date. All monies received after Closing from a tenant in arrears at Closing shall be first applied to current rent, then to arrearages and any other amounts owing to Seller. Purchaser shall be under no obligation to collect any arrearages owing to Seller. Seller covenants and agrees, which covenant and agreement shall survive closing, not to sue or otherwise assert a claim under any Lease against any tenant of the Property that, at the time of assertion of the claim, is a tenant at the Property pursuant to a Lease that is in effect. Any claim by Seller for rent or other amounts owed to Seller by any tenant under a Lease for any period prior to Closing shall be subordinate to any claim of Purchaser against such Tenant for rent or other charges accruing from and after Closing. Purchaser shall use commercially reasonable efforts to collect such arrearages and shall promptly pay upon collection such arrearages to Seller.
B.    Real estate taxes (on the basis of the actual fiscal years for which such taxes are assessed), personal property taxes, and assessments on the Property shall be apportioned pro rata between Seller and Purchaser, with Seller responsible for the same to and including the day prior to the Closing Date and Purchaser responsible for the same from and after the Closing Date. Purchaser shall receive a credit in an amount equal to any taxes and assessments unpaid as of the Closing Date and for which Seller is responsible hereunder. Seller shall receive a credit in an amount equal to any taxes and assessments which have been paid by Seller applicable to periods on or after the Closing Date.
C.    Seller shall pay to Purchaser at Closing, by credit against the Purchase Price, all security deposits held by Seller as Landlord pursuant to the Leases, including any and all interest accrued thereon.
D.    Purchaser shall pay to Seller at Closing the amount of any reserve accounts for the payment of real estate taxes, tenant improvement costs, real estate commissions and the like held at Closing by the Lenders.
E.    (i)    Seller shall pay one half of the fees charged by the Escrow Agent to act as settlement agent.
(ii)    Purchaser shall pay at Closing the recordation and recording fees on the Deed and the Ground Lease Assignments, the cost of recording any of the Assumption Documents, and one-half of escrow fees charged by Escrow Agent to act as settlement agent. Purchaser shall also pay all costs of the assumption of the Loans and any costs arising from or related to Purchaser’s studies and activities under the Review Period.

F.    All utilities, real estate taxes, operating expenses and other apportionable income and expenses paid or payable by Seller, including without limitation, Common Area Maintenance, and insurance charges due under the Leases (collectively the “CAM Charges”), shall be apportioned pro rata on a per diem basis as of 12:01 A.M. on the date of Closing. Seller shall use its best efforts to cause any and all public utilities serving the Property to issue final bills to Seller on the basis of readings made as of Closing and all such bills shall be paid by Seller. After Closing, Purchaser and Seller shall perform a final reconciliation of the CAM Charges due under the Leases for the calendar year up to the date of Closing (the “Short Year”) as follows: (i) Purchaser shall pay to Seller the amount by which the CAM Charges and taxes actually paid by Seller during such Short Year exceed that portion of funds Seller collected from tenants for CAM Charges and taxes (which are not otherwise paid directly by such tenants) during the Short Year, or (ii) Seller shall pay to Purchaser the amount by which that portion of funds Seller collected from tenants for CAM Charges and taxes (which are not otherwise paid directly by such tenants) during the Short Year exceeds the CAM Charges and taxes actually paid by Seller during such Short Year.
12.    Possession. Possession of the Property shall be delivered as of the Closing Date subject only to the Leases and the Ground Leases.
13.    Condemnation. If, prior to Closing, any governmental authority or other entity having condemnation authority institutes an eminent domain proceeding with respect to any portion of the Property or takes steps preliminary thereto and the same is not dismissed on or before thirty (30) days prior to the Closing Date, the Purchaser may, as its sole remedy, upon written notice to Seller (a) within fifteen (15) days following notice by Seller to Purchaser of such condemnation, or (b) on the Closing Date, whichever occurs first, terminate this Agreement in its entirety, in which event the Earnest Money shall be refunded to Purchaser, and neither party shall have any further right or obligation hereunder (other than with respect to obligations hereunder that expressly survive the termination of this Agreement) . If the Purchaser does not terminate this Agreement pursuant to the preceding sentence, the Purchaser shall be conclusively deemed to have elected to accept such condemnation and waives any right to terminate this Agreement as a result thereof and Purchaser shall receive as a credit against the Purchase Price the amount of any condemnation award received by Seller prior to Closing.
14.    Seller’s Default. In the event Seller shall be in breach or violation of, or shall default, fail or refuse to perform its obligations under this Contract, and provided that Purchaser provides notice of such breach or default to Seller and such breach or default is not cured within ten (10) days of such notice, the Deposit shall be immediately forwarded by Escrow Agent to Purchaser on demand, and Purchaser shall have any and all remedies provided by law or equity, including specific performance (provided Purchaser initiates a suit for specific performance within ninety (90) days after the occurrence of any such default). If Closing occurs and Purchaser discovers after Closing that Seller breached any such covenant, warranties or representations hereunder, then Purchaser shall have all remedies available at law or in equity.
15.    Purchaser’s Default; Liquidated Damages. In the event Purchaser shall fail or refuse to perform its obligations under this Contract, and provided that Seller provides notice of such default to Purchaser and such default is not cured within ten (10) days of such notice, the Deposit shall be forwarded by Escrow Agent to Seller on demand, which is hereby agreed to be adequate liquidated damages for Purchaser’s default hereunder, and Seller shall have no other rights or remedies. The parties acknowledge that the Deposit represents a reasonable effort to ascertain the damages to Seller in the event of a Purchaser default, which damages are difficult or impossible to quantify. The foregoing provisions of this Section 15 shall in no way limit Purchaser’s liability for Purchaser’s indemnity obligations or for attorney’s fees and other costs as provided under this Contract.
16.    Broker’s Commission. Seller shall be solely responsible for, and shall pay in cash at Closing, and only if Closing shall occur, a real estate commission to CBRE (the “Broker”) pursuant to the terms of a separate agreement. Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that except as provided in the preceding sentence no commissions are due and owing to any real estate broker or salesperson in connection with this transaction arising out of its actions. Seller and Purchaser hereby each agree to indemnify, defend and hold the other harmless from and against any claim for any real estate commission or similar fee arising out of its (the indemnifying party’s) actions concerning the purchase and sale of the Property as contemplated by this Contract. Seller acknowledges that Purchaser has disclosed that certain of its principals are licensed real estate agents in the Commonwealth of Virginia.
17.    Insurance; Risk of Loss. Damage.    Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property, or any part thereof, suffers any damage prior to the Closing from fire or other casualty that either (a) the cost to repair or restore is equal to or greater than $1,000,000 or (b) gives rise to a right of any tenant under a Lease to terminate its Lease which is exercised, or not waived, Purchaser may either at or prior to Closing (c) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, and neither party shall have any further right or obligation hereunder (other than with respect to obligations hereunder that expressly survive the termination of this Agreement), or (d) consummate the Closing, in which latter event all of Seller's right, title and interest in and to the proceeds of any insurance covering such damage (including Seller's rent insurance, to the extent assignable) plus an amount equal to Seller's deductible under its insurance policy (less any portion of such proceeds paid or to be paid on account of the loss of rents or other income from the Property for the period prior to and including the Closing Date, all of which shall be payable to Seller) shall be assigned to Purchaser at the Closing. If the Property, or any part thereof, suffers any damage from a fire or other casualty prior to the Closing that the cost to repair or restore is less than $1,000,000 and does not give rise to any tenant under a Lease to terminate its lease that is exercised or not waived , Purchaser agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage plus an amount equal to Seller's deductible under its insurance policy (provided that Seller’s insurer acknowledges and agrees to the assignment) and there shall be no reduction in the Purchase Price.
18.    Survival of Representations and Warranties.     All representations and warranties made by Seller herein shall survive the Closing for a period of one (1) year after Closing. The above limitations shall not apply to any representations or warranties contained in the Deed executed by Seller and delivered to Purchaser at Closing.

19.    Assignment. Purchaser’s rights under this Contract shall be assignable by Purchaser, without further consent of Seller, to an entity affiliated with or controlled by Purchaser or any of Purchaser’s principals. Except for the foregoing, Purchaser may not assign its rights under this Contract without the prior written consent of Seller.
20.    Notices. All notices, requests or other communications permitted or required under this Contract shall be in writing and shall be communicated by personal delivery, by nationally recognized overnight delivery service (such as Federal Express), by certified mail, return receipt requested, by electronic mail or by facsimile transmission to the parties hereto at the addresses shown below or at such other address as any of them may designate by notice to each of the others. Notice given by facsimile or electronic mail shall be effective as of the successful transmission of the facsimile (as evidenced by a successful transmission report generated by the sender’s facsimile equipment) or upon sending electronic mail, but only if notice is sent the same day by another method permitted by this Section 19.
Seller:

JANAF ENTITIES
c/o McKinley, Inc.
320 N. Main Street, Ste. 200
Ann Arbor, Michigan 28104
Attn: Nate Lewis
Phone: 734-769-8520
Fax: 734-769-0036
Email: nlewis@mckinley.com

Copy to:

WILLCOX & SAVAGE, P.C.
Attn: Stephen R. Davis, Esquire
222 Central Park Avenue, Ste. 1500
Virginia Beach, Virginia 23462
Phone: 757-628-5602
Fax: 757-628-5659
Email: sdavis@wilsav.com

Purchaser:

Dave Kelly
Wheeler Real Estate Investment Trust, Inc.
2529 Virginia Beach Boulevard
Virginia Beach, Virginia 23452
Phone: (757) 627-9088
Fax: (757) 627-9081
Email: dkelly@WHLR.us

Copy to:

Charles E. Land, Esq.
Kaufman & Canoles, PC
150 West Main Street, Suite 2100
Norfolk, Virginia 23510
Phone: (757) 624-3131
Fax: (888) 360-9092
Email: celand@kaufcan.com

Escrow Agent:

BB&T Insurance Services, Inc., t/a BridgeTrust Title
Attn: Kris Cates
One Columbus Center, Ste. 400
Virginia Beach, Virginia 23462
Phone: 757-671-7413
Fax: 800-526-3329
Email: kcates@bridgetrusttitle.com

21.    Escrow. Upon its receipt thereof, Escrow Agent shall deposit the Deposit in a federally insured interest bearing account, with all accrued interest earned thereon to be added to and deemed a part of the Deposit. Except as otherwise provided in this Contract, the Deposit shall be delivered by Escrow Agent to Seller on the Closing Date for application against the Purchase Price; provided, however, if Purchaser shall be entitled to a refund of the Deposit in accordance with the terms of this Contract, Escrow Agent shall promptly refund the Deposit to Purchaser. Escrow Agent shall have no liability to any party hereto in acting or refraining from acting hereunder except for gross negligence willful malfeasance and shall perform such function without compensation. In the event of any dispute between the parties hereto or between Escrow Agent and Seller or Purchaser, Escrow Agent may deposit the Deposit in a court of competent jurisdiction for the purpose of obtaining a determination of such controversy. Seller and Purchaser agree to execute and deliver an escrow agreement in the form designated by Escrow Agent, which escrow agreement shall be in commercially reasonable form.
22.    Like Kind Exchange Under Section 1031 of the Internal Revenue Code. The parties acknowledge that Seller or Purchaser may wish to enter into a like kind exchange (either simultaneous or deferred) with respect to the Property (the “Exchange”) pursuant to the applicable provisions of Section 1031 of the Internal Revenue Code of 1986, as amended. Notwithstanding anything to the contrary contained in this Contract, Seller or Purchaser shall have the right to assign its interest under this Contract without the other party’s consent for the sole purpose of enabling the assigning party to effectuate the Exchange, including execution of any necessary acknowledgment documents; provided, however, that notwithstanding any such assignment, the assigning party shall not be released from any of its liabilities, obligations or indemnities under this Contract. The other party shall cooperate in all reasonable respects with the assigning party to effectuate such Exchange; provided, however, that:
A.    Closing shall not be extended or delayed by reason of such Exchange;
B.    The non-assigning party shall not be required to incur any additional cost or expense as a result of such Exchange, and the assigning party shall forthwith, on demand, reimburse the non-assigning party for any additional cost or expense excepting for attorney’s fees incurred by the non-assigning party as a result of the Exchange in reviewing documents; and
C.    The assigning party’s ability to consummate the Exchange shall not be a condition to the obligations of assigning party under this Contract, and the non-assigning party does not warrant and shall not be responsible for any of the tax consequences to assigning party with respect to the transactions contemplated hereunder.
23.    Miscellaneous.
A.    This Contract shall be governed by, construed and enforced under the laws of the Commonwealth of Virginia, without regard to its conflicts of laws provisions.
B.    This Contract sets forth the entire agreement and understanding between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings which led to the subject matter hereof.

C.    All the terms, covenants, representations, warranties and conditions of this Contract shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, personal representatives, executors, successors and permissible assigns.
D.    Failure of any party at any time or times to require performance of any provisions herein shall in no manner affect the right at a later time to enforce the provision. No waiver by either party of any condition, or the breach of any term, covenant, representation or warranty contained in this Contract, whether by conduct or otherwise, in any one of more instances, shall be deemed a further or continuing waiver of condition or covenant, representation or warranty contained in this Contract.
E.    Any amendment or modification of this Contract shall be made in writing executed by each party to this Contract.
F.    Wherever used herein, the singular shall include the plural, the plural shall include the singular and the use of any gender shall include all other genders. If Seller consists of more than one individual or entity, all individuals and entities comprising Seller shall be jointly and severally liable under this Contract. In this Contract, whenever general words or terms are followed by the word “including” (or other forms of the word “include”) and words of particular and specific meaning, shall be deemed to include the words “including without limitation,” and the general words shall be construed in their widest extent, and shall not be limited to persons or things of the same general kind or class as those specifically mentioned in the words of particular and specific meaning.
G.    The captions and Section headings contained herein are for convenience only and shall not be used in construing or enforcing any of the provisions of this Contract.
H.    This Contract may be executed by facsimile or electronic mail in two (2) or more counterparts, each of which shall be deemed an original hereof, but all of which, together, shall constitute a single agreement. If executed by facsimile or electronic mail, the parties to this Contract may rely on an electronic copy or facsimile copy as an original.
I.    Time is of the essence with respect to every provision of this Contract.
J.    If the expiration of any time period measured in days occurs on a Saturday, Sunday or legal holiday, such expiration shall automatically be extended to the next day which is not a Saturday, Sunday or legal holiday.
K.    In the event of any litigation between the parties hereto with respect to this Contract, the non-prevailing party in such litigation shall pay any and all costs and expenses incurred by the other party in connection with such litigation including, without limitation, court costs (including costs of any trial or appeal therefrom) and reasonable attorneys' fees and disbursements.
L.    Except as expressly set forth in this Contract, the exercise by any party to this Contract of any of its remedies under this Contract will be without prejudice to its other remedies under this Contract or available at law or in equity.

M.    Unless stated otherwise, the provisions of this Contract shall survive Closing.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement.

PURCHASER:

WHLR-JANAF, LLC, a Delaware limited liability company

By:	Wheeler REIT, L.P., a Virginia limited partnership, its Sole Member

By:	Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, it General Partner

By:    /s/ Jon S. Wheeler
Jon S. Wheeler, Chief Executive Officer

SELLER:

JANAF SHOPPING CENTER, LLC,
a Delaware limited liability company

By:     Janaf Shopping Center Mezz LLC,

a Michigan limited liability company,
its Sole Member

By:	GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF SHOPS, LLC,
a Delaware limited liability company

By:     Janaf Associates Mezz LLC,
a Michigan limited liability company,
its Sole Member

By:	GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF CROSSINGS, LLC,
a Virginia limited liability company

By:    Janaf Crossings Manager LLC
a Virginia limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF HQ, LLC,
a Virginia limited liability company

By:     GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager